Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Bank of Hawaii Corporation 2004 Stock and Incentive Compensation Plan of our reports dated February 16, 2007, with respect to the consolidated financial statements and schedules of Bank of Hawaii Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Bank of Hawaii Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Bank of Hawaii Corporation, filed with the Securities and Exchange Commission,.

/s/ Ernst & Young LLP
Honolulu, Hawaii
May 18, 2007